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EXHIBIT (14)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
BB&T Variable Insurance Funds and BB&T Funds:

We consent to the incorporation by reference of our report dated February 17, 2006 relating to the December 31, 2005 financial statements and financial highlights of the BB&T Large Cap Growth VIF and BB&T Large Cap VIF. In addition, we consent to the incorporation by reference of our report dated November 27, 2006 relating to the September 30, 2006 financial statements and financial highlights of the BB&T Large Cap Growth Fund and BB&T Large Cap Fund. We also consent to the references to our firm under the captions "Financial Highlights, Large Cap Fund and Large Cap Growth Fund" and "Financial Highlights, Large Cap VIF and Large Cap Growth VIF".

/s/ KPMG LLP

Columbus, Ohio
December 1, 2006